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Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AND REPORT ON SCHEDULE

We consent to the use in this Amendment No. 1 of Registration Statement No. 333-115344 relating to an exchange offer for $250 million 11% Senior Secured Notes due 2010 and $100 million Senior Secured Floating Rate Notes due 2008 of Huntsman Advanced Materials LLC and subsidiaries of our report on the consolidated financial statements of Vantico Group S.A. and subsidiaries (the "Predecessor Company") at December 31, 2002 and the results of its operations and its cash flows for the six months ended June 30, 2003, and for the years ended December 31, 2002 and 2001 dated April 14, 2004 (except for Note 27, as to which the date is December 17, 2004) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets") appearing in the Prospectus, which is a part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

Our audits of the consolidated financial statements of Vantico Group S.A. and subsidiaries referred to in our aforementioned report also include the financial statement schedule of the Predecessor Company for the above mentioned periods included in Exhibit 99.5. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.

DELOITTE S.A.

Edouard Schmit, Partner

Luxembourg
December 20, 2004

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  Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND REPORT ON SCHEDULE